FORM OF SEED CAPITAL SUBSCRIPTION AGREEMENT
 Dated as of [ ]

Between CORGI ETF TRUST II, a Delaware statutory trust (the "Trust"), and CORGI STRATEGIES, LLC, a Delaware limited liability company (the "Purchaser").

In consideration of the covenants set forth below, the parties agree as follows:

WHEREAS, the Trust has been formed pursuant to a Declaration of Trust dated November 12, 2025 and intends to create a series known as the [ ] ETF ("[ ]") (the "Fund");

WHEREAS, to satisfy Section 14 of the Investment Company Act of 1940 (the "1940 Act"), the Trust desires to issue, and the Purchaser desires to purchase, shares of beneficial interest of the Fund (the "Shares") on the terms set forth herein.

ARTICLE I - PURCHASE AND SALE OF THE SHARES

Section 1. Sale and Issuance.
The Trust shall issue and sell to the Purchaser, and the Purchaser shall purchase, the number of Shares of the Fund shown on Schedule A at the purchase price per Share and aggregate purchase price set forth therein (collectively, the "Purchase Price"). The Shares constitute the initial seed creation basket for the Fund.

Section 2. Form of Payment.
 On or before the Closing Date, the Purchaser shall deliver the Purchase Price in immediately available U.S. funds to the account designated by the Trust, against which the Trust will cause the Shares to be recorded in book-entry form in the name of the Purchaser.

Section 3. Closing.
 The closing of the purchase and sale contemplated hereby (the "Closing") shall take place on such date, time and place as the parties may agree (the "Closing Date").

ARTICLE II - REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER

Section 1. Investment Intent.
 The Purchaser is purchasing the Shares for investment and for its own portfolio, without any present plan to offer or dispose of them in a way that would breach the Securities Act of 1933 (the "1933 Act").

Section 2. Accredited Investor and Experience.
 The Purchaser is an "accredited investor" as defined in Rule 501(a) of Regulation D, is able to bear the economic risk of an indefinite investment and possesses sufficient knowledge and experience to evaluate the merits and risks of this investment.

Section 3. Restricted Securities.
 The Purchaser acknowledges the Shares are unregistered and may be transferred only through an effective 1933 Act registration or a permissible exemption.

Section 4. Legends.
 Any physical or electronic record of the Shares may include the customary restrictive legend and any additional legend mandated by law.

Section 5. Counterparts.
 The parties may sign this Agreement in separate counterpart copies; every counterpart is deemed an original and, together, they form a single agreement.

Section 6. OFAC / AML.
 The Purchaser represents and warrants that neither it nor, to its knowledge, any director, executive officer or beneficial owner of the Purchaser is (i) the subject of sanctions administered or enforced by the U.S. Office of Foreign Assets Control ("OFAC") or any other applicable sanctions authority, or (ii) located, organized or resident in any country or territory that is the subject of comprehensive OFAC sanctions.

Section 7. Bad Actor Status.
 The Purchaser is not subject to any disqualifying event described in Rule 506(d)(1) under the 1933 Act.

ARTICLE III - REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE TRUST

Section 1. Organization and Authorization.
 The Trust is duly formed and validly existing under Delaware law, and issuance of the Shares has been duly authorized.

Section 2. Registration Statement.
 A registration statement on Form N-1A (including any amendments or supplements, the "Registration Statement") covering the Fund has been or will be filed with the U.S. Securities and Exchange Commission (the "Commission").

Section 3. Valid Issuance.
 Upon issuance and delivery under this Agreement, the Shares will be duly issued, fully paid and non-assessable.

Section 4. No Conflict.
 The execution, delivery and performance of this Agreement do not and will not result in any material violation of the Trust's governing instruments or applicable law.

Section 5. Consents.
 No consent or approval of any governmental authority is required for the consummation of the transactions contemplated herein other than those already obtained or that will be obtained on or before the Closing Date.

ARTICLE IV - MISCELLANEOUS

Section 1. Consent to Filing.
 The Purchaser consents to the inclusion of this Agreement (or a summary thereof) as an exhibit to the Registration Statement or any other filing by the Trust with the Commission.

Section 2. Governing Law.
 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict-of-laws rules.

Section 3. Amendments.
 No amendment or waiver of any provision of this Agreement is effective unless in writing and signed by both parties.

Section 4. Severability.
 If any provision is held unenforceable, the remaining provisions shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Seed Capital Subscription Agreement as of the date first written above.

CORGI ETF TRUST II

By: _______________________________

Name: ____________________________

Title: _____________________

CORGI STRATEGIES, LLC

By: _______________________________

Name: ____________________________

Title: _____________________

Schedule A - Seed Creation Basket

Fund	Ticker	Shares	Price/Share	Aggregate Purchase Price
[ ] ETF	[ ]	4,000	$25.00	$100,000